UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

DISABILITY ACCESS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	20-5702367
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

3355 Spring Mountain Road, Suite 66 Las Vegas, NV	89102
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code.	(702) 327-7266

With a copy to:

Marc Applbaum, ESQ

Applbaum & Zouvas LLP

2368 Second Avenue, San Diego, CA 92101

Telephone: (619) 688-1116

Facsimile: (619) 688-1117

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.00001

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

In response to comments received from the Staff of the Securities and Exchange Commission (“SEC”), we are filing this Form 10-/A (Amendment No. 1) to revise the discussion of Item 1, Item 1A, Item 2, Item 3, Item 4, Item 5, Item 6, Item 7, Item 9, Item 10, Item 11, Item 15 and Note 1 of the Notes to Consolidated Financial Statements for period ending September 30, 2008 and the fiscal years ending December 31, 2007 and 2006. In addition, Exhibit 21 has been incorporated and the officer’s signature responsible for the disclosure in this document has been included at the end of this registration statement.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

This registration statement includes forward-looking statements based on management’s beliefs, assumptions, and plans for the future, information currently available to management, and other statements that are not historical in nature. Forward-looking statements include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” estimate,” “consider,” or similar expressions are used. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, including among others: a general economic downturn, a downturn in the securities markets, regulations that affect trading in the securities of “penny stocks,” and other risks and uncertainties.

Our future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason after the effectiveness of this registration statement except as we may be required to do under applicable law.

As used in this registration statement, the terms “we,” “us,” “our” and the “Company” refer to Disability Access Corporation, a corporation organized under Nevada Law.

TABLE OF CONTENTS

Item No.	Description	Page

1	Business	4
1A	Risk Factors	8
2	Financial Information	12
3	Description of Properties	18
4	Security Ownership of Certain Beneficial Owners and Management	18
5	Directors and Executive Officers	19
6	Executive Compensation	20
7	Certain Relationships and Related Transactions	21
8	Legal Proceedings	22
9	Market Price of and Dividends on our Common Equity and Related Shareholder Matters	22
10	Recent Sales of Unregistered Securities	23
11	Description of Registrant’s Securities to be Registered	23
12	Indemnification of Officers and Directors	24
13	Financial Statements and Supplementary Data	24
14	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	24
15	Financial Statements and Exhibits	26

	Index to Financial Statements	F-1

ITEM 1.

BUSINESS

Company Overview

Disability Access Corporation (the “Company” or “DBYC”) presently has one subsidiary company, Disability Access Consultants, Inc. On November 15, 2005, Disability Access Consultants Inc., a California Corporation, was acquired by PTS, Inc as a subsidiary. On October 11, 2006, Disability Access Corporation, a Delaware Corporation, f/k/a Power-Save Energy Corp., a Delaware Corporation, became a subsidiary of PTS, Inc. October 17, 2006, Disability Access Consultants Inc., a California Corporation, signed merger agreement with Disability Access Corporation, a Delaware Corporation, to be effective on January 2, 2007 with Disability Access Corporation, a Delaware Corporation, to be the surviving corporation.

On November 15, 2006 Disability Access Corporation, a Delaware Corporation, merged with Disability Access Corporation, a Nevada Corporation, with Disability Access Corporation, a Nevada Corporation, as the surviving corporation. On January 3, 2007 under the terms of the plan Merger agreement dated October 17, 2006 Disability Access Consultants, Inc., a California Corporation, was to be merged with and into Disability Access Corporation, a Nevada Corporation, with Disability Access Consultants, Inc., a California Corporation, continuing as the surviving corporation. Upon further consideration , the Board of Director of PTS, Inc. has reconsidered the structure and has decided, for various business optimization purposes, to instead of merging Disability access Consultants, Inc., a California Corporation, to reconfigure the structure and have Disability Access Consultants Inc., a California Corporation, become a wholly owned subsidiary of Disability Access Corporation, a Nevada Corporation.

Disability Access Consultants, Inc. (“DAC”) out of an effort to create a system to facilitate and expedite the processes related to inspections based on the regulatory standards for the American with Disabilities Act (ADA) has developed a proprietary web-centric process which can be used for such purpose.  In addition to its original purpose, the process can also be adapted for other areas of regulatory inspection and requirements.  Though DAC’s original business is founded on performing ADA inspections, its efforts to automate the inspection process have resulted in an interactive system which can be readily adapted to a wide range of other regulatory required inspection areas such as but not limited to: Building Inspections, Health Inspections, Mine Safety, OSHA, Fire Inspections, etc.

DAC offers a full continuum of accessibility compliance services, software and automated solutions to comply with the requirements for mandated and recommended services for individuals with disabilities in accordance with federal, state and local laws and regulations.  Services are provided to a broad spectrum and growing number of clients as the concept of “ADA is Everyone’s Business” integrates into a large network of businesses and public entities.

Included in DAC’s automated solution for data collection, processing and reporting is compliance with state and federal accessibility regulations and codes.  DAC currently uses DACTrak by our staff to inspect sites and “process” a compliance report.  DACTrak provides a web based solution for the client to view, interact and manage their compliance data. AcTrak was originally intended to be the intake portion of the software that utilized the labtop tablet.  DACTrak was the automatically generated report and the report management features that utilized the web. Over time, AcTrak has blended into DACTrak and the terms are being used  in a similar capacity and reference. The use of AcTrak was originally designed as a term for using the software on the pc tablet for the actual inspection process.  DACTrak was designed as the data management portion of the software for the clients to update and manage their report.  To avoid confusion, the terms AcTrak and DACTrak were “blended” or combined to refer to the same software, regardless of their use. The software is now named DACTrak. The term DACTrak will be utilized in this document, as applicable.

Business Strategy

Long range business opportunities include potential expansion of current DAC accessibility and ADA compliance products and services into a large market arena that includes other regulatory areas in addition to the ADA.  The business strategy includes regulatory products in addition to the ADA. Our software expansion will be targeted for specific industry standards that may include, but are not limited to: building officials, code enforcement, insurance industry, risk managers, OSHA, insurance carriers, nuclear industry, FEMA, federal government, title insurance, banking and accounting.  The list of potential clients and markets represents a large market potential.  Revenue generation from the various areas of our current and new products will come from: Software licensing, Software training, Online and Telephone support, Data Storage and Client device utilization. DAC currently has insurance carriers, building officials, code enforcement, risk managers, city and county governments, federal government as clients for ADA and state accessibility regulations, the software expansion will target content areas and other needs beyond accessibility for each industry.  We are currently working on products for Fair Housing and other federal markets.

Our Products and Services

Currently our services include onsite facility surveys by our inspectors utilizing DACTrak, review of client policies and procedures for discriminatory practices, consultation, plan reviews, expert witness services and providing training and staff development sessions.

The new DACTrak software has automated the entire inspection process and embraces a new business model. Disability Access Corporation has created and is currently testing a do-it-yourself self service, subscription based, fully automated process to be used both internally and marketed to the public. We are currently completing the training manual and training materials for the do-it-yourself self service product.  The product is expected to be ready for customers by summer 2009.

These tools enable end-to-end do-it-yourself subscription based compliance solutions that are focused on large enterprise clients, specifically the federal government and other large corporate and public entities.  In addition, the product is designed to incorporate partnerships with existing competition by enabling them use of the product while safeguarding our knowledgebase and maintaining complete control.  In short, we have automated the entire process from a time-consuming, labor intensive and highly specialized procedure to a simple and fast method requiring minimal training.

DACTrak has improved worker productivity, created faster production delivery and provides enterprise management while drastically reducing labor costs and turn around times. Client access to information is managed and readily available through a web browser.  Inspections and field data are automatically processed and delivered to the client in real time.  The products will be available for large volume jobs such as the US Government.  Program updates will be accomplished through an auto feature and will work globally for all clients.

DACTrak is currently working and producing revenue in the current market. Fees vary due to the type, size, location, and quantity of the inspections to be completed and the timeline requested for completion.

  The potential market of clients that needs not only data collection, but automated processing of complex data and web based interaction and management is large and represents a significant revenue potential.  Reports were previously distributed by hard copy or on cd.  Reports are now accessed by the client via the web browser.  In selected cases, hard copies of the reports can be mailed or sent via PDF.

Competition

There is currently no do-it-yourself automated model electronic processing system available.  Based on our surveys and studies, our competition uses manual processes and rudimentary database lists are the only types of processes used at this time by competitors.  As a result, the surveys are laborious, require extensive training and not comprehensive.

Competitive Advantages

Most of DAC’s current competitors are architectural firms that perform design work in addition to ADA inspections and services, generally at higher prices than DAC. DAC is aware of some pricing by bid results and phone calls from clients.

What sets DAC apart from the competition is that DAC has developed the software, methodology and experience that exceed the competition’s data collection and delivery methods.  DAC has also developed a method to process complex information and has developed a methodology for data management. Most of our competitors use simple database reporting.  Some competitors do not use any databases. DAC is not aware of competitors that have a “self service or automated model” that processes complex information using an automated process. DAC has provided a technology based delivery of our inspection reports, which is not done by the majority of our competitors. DAC has researched the delivery methods of our competitors. DAC does not provide design services.

DAC also has the competitive advantages of lower cost of services that generates competitive pricing, as well as efficient and speedy report generation.  Our market speed and recognition will continue to develop and provide for a large increase in volume.  DAC has an established diverse client base.

The target market for future DAC clients expands beyond the market for accessibility products and services.  Expanding our currently working and revenue generating software into other markets is now a reality.

There is currently no do-it-yourself automated model electronic processing system available from the competition.  Based on our surveys and studies, manual processes and rudimentary database lists are the only types of processes used at this time by competitors.  As a result, the surveys are laborious, require extensive training and not comprehensive.

•

We Are the Developers of Our Technology. For the last 7 years we have been at the forefront in the innovation and design of automating the ADA inspection process.

•

We are the Creators of Our Own Technology.  We offer a superior technological solution at a far superior price.  Based upon research and analysis of our competitors, management believes we are the leading company in technology currently providing ADA inspections.

•

We Offer a Turn-Key Solution.  DAC offers a complete inspection, evaluation, reporting and data retention process for our ADA customers.  DAC further expects to extend this solution basis to other areas of required regulatory compliance.

Customers

A very important component of the Market Strategy is customer retention.  The Company’s product is Web based not client based, and as such the customer is compelled to continue with the Company’s services for both software updates and data storage, the absence of which renders the customers final reports as static and of limited use in the changing reporting environment, thus effectively once a customer always a customer.

Though the product utilization opportunities are vast the larger potential core users are much defined and easily targeted for presentation.  The following sales methodologies will be utilized; 1) direct sales solicitations; 2) target specific industry trade magazines; 3) web based marketing; 4) seminars and trade shows.  Additionally, as the Company’s solutions provide for a timely report turnaround at efficient pricing there will be a natural viral consumer marketing solution as various professionals share their solutions (most of the existing customers for DAC have been obtained in this manner); 5) Future Government Contracts.  The federal government is moving its facility requirements to match the current ADA standards, as such both systems and inspections services are expected to be routinely “put out for government bid”.

From January 1, 2008 through September 30, 2008, the Company has benefited, and continues to benefit from a contract with a large international fast food chain.  During the aforementioned period the Company enjoyed approximately 54% of its gross revenue from this client.  While confidentiality provisions limit reference to the clients name the client is contractually committed to retain DAC’s services related to approximately 4,000 locations.  DAC charges client an original inspection fee for each client restaurant and a lesser fee for each re-inspection (re-inspections are typical for facilities with significant exceptions noted in previous inspections). In addition to the inspection fee the client also reimburses for DAC’s staff travel.  While this client represented a significant part of DAC’s revenues in 2008, DAC expects to continue to diversify its client base and as such DAC does not believe it is overly dependent on this client, particularly in light of the continued growing need for ADA inspections, and the expected inclusion of ADA compliance in the current economic stimulus legislation.

Intellectual Property

We regard the protection of copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and will rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. Due to the high cost of filing, we have not filed trademark applications for our brand and logos, however as we increase our capital resources we intend to submit our most recently developed technology applications for various categories of intellectual property protection.

Government Regulation

Compliance with the Americans with Disabilities Act (ADA), federal accessibility standards and state disability laws and regulations applies to business and public entities.  The market is unique in that it is driven by accessibility requirements that are mandated.  Buildings, facilities, venues and programs that are open to the public are required to be accessible for individuals with disabilities.  Properties and services that are not accessible may be discriminatory and present a potential liability for property owners.  Purchasing properties that do not meet the required federal and state standards increase exposure to lawsuits and present additional liability for property owners and managers.

● More than 54 million people (20% of the population) in the United States have a disability ¹.

● The Americans With Disabilities Act (ADA) passed in 1990 ², requires all organizational entities, public or private, with more than 15 employees, to provide equal access for individuals with disabilities.

● There are more than 6.9 million firms in the United States which have more than 20 employees; these businesses have more than 7 million sites at risk ³.

With the adoption of contemporary state and local building codes and with an increasing aging population demanding safe access, the need for accessibility risk management, compliant buildings and accessible programs will continue to intensify.

C-13

¹ U.S. Census Bureau, December 18, 2008 press release

² http://www.usdoj.gov/crt/ada/pubs/ada.txt

³ U.S. Census Bureau, 2002 Economic Census

Research and Development

The Company recognized that in order to maximize productivity, expand opportunities, and to grow beyond a specialty inspection business that developing unique information technology solutions was and is key to the long term dynamic growth of the Company.  Accordingly, the Company has committed significant resources to the development of various information processing solutions, with the goal to provide, in addition to professional inspection services, certain technology solutions as licensable products and services.  The Company spent $435,485 in 2007. Though the clients of the company will benefit from the efficiencies gained through our Research and Development, the company will be able to expand and diversify its client base as well as afford an opportunity for business expansion by licensing the resultant developed software. The Company has enjoyed certain successes in this effort and has realized certain anticipated benefits accordingly.  The Company remains committed to continuing its Research and Development efforts with the following business goals and targets:

•

Expand service areas, markets and applications beyond our current target market of compliance with accessibility regulations for state and local governments and businesses.

•

Provide an option for our clients to utilize DACTrak to collect data themselves by licensing DACTrak on our customized pc tablet.

•

Develop the infrastructure to support growth to other markets and applications.

•

Provide regulatory agencies and businesses with an automated tool that can be used directly by the agency or business to provide consistent and reliable data collection and analysis of field information and the methodology to manage and update data.

•

Provide training seminars.

•

Develop training materials and publications for purchase.

•

Provide licensing or subscription based use of  DACTrak and the DAC pc tablet.

Employees

Disability Access Corporation currently has two employees and three independent consultants.

Through our subsidiary, Disability Access Consultants, Inc., we have an additional seven full time employees and three independent consultants who serve in administrative positions. Management intends to hire additional employees only as needed and as funds are available.

Barbara Thorpe has extensive experience in accessibility solutions and assisting individuals with disabilities.  She serves as President, and along with her management responsibilities provides the vision to our IT Department to develop and expand the automated inspections systems.

Office and Facilities

Our corporate headquarters are located at 3355 Spring Mountain Road, Suite 66, Las Vegas, NV 89102, our telephone number at this address is 702-327-7266 and our executive offices are located at 720 W. Cheyenne Ave. Suite 220, North Las Vegas, NV 89030, our telephone number at this address is 702-649-7411. In addition, the Company has a northern California office located at 4160 Cherokee Road, Oroville, CA 95965.

ITEM 1A.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our common stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed.

Continuing as a Going Concern

The company has experienced recurring operating losses and we currently have a working capital deficiency. There is a possibility that our revenues will not be sufficient to meet our operating costs. To date our liabilities have greatly exceeded our current assets. There is a substantial doubt that we can continue as a going concern.

RISK FACTORS CONCERNING OUR BUSINESS AND OPERATIONS

We have an evolving business operation, which may make it difficult for investors to predict future performance based on current operations.

We have an evolving business operation which investors may find difficult to base an evaluation of our potential future performance. As a result, there can be no assurance that we will be able to develop consistent revenue sources, or that our operations will be profitable. Our prospects must be considered in light of the risks, expense and difficulties frequently encountered by companies in early stage of development.

We must, among other things, determine appropriate risks, rewards and level of investment in each project, respond to economic and market variable outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited. We may issue additional shares of common stock in the future, which could cause dilution to all shareholders.

We may seek to raise additional equity capital in the future to fund business alliances, develop new services and grow our sales capabilities organically or otherwise. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock. A limiting factor on our growth, including our ability to enter our proposed markets, attract customers, and deliver our product in the targeted ADA inspection market, is our limited capitalization compared to other companies in the industry.

If we raise additional capital through issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business could suffer if we are unable to raise additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

We have not yet consummated any marketing, or other alliances necessary for the successful penetration of our target markets.

While we are not actively pursuing the relationships necessary to begin marketing DAC, we have yet to finalize any agreements with potential business partners, or third-party wholesalers or retailers for the marketing of DAC. There can be no assurance that we will be successful in doing so. If we are not successful in securing these critical alliances on reasonable terms, we may not generate sufficient revenue to conduct our operation or become profitable.

If we fail to protect our intellectual property, our planned business could be adversely affected.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our product from our competitors’ products and services. To protect our proprietary technology, we rely primarily on a combination of copyright, trademark and patent laws.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

If our services and technology do not achieve market acceptance, we may not generate sufficient revenue to conduct our operations or become profitable.

We cannot assure you that a sufficient number of customers will purchase our services. The failure of Disability Access Corporation and its services to be accepted in the commercial marketplace would have material adverse effect on our business longevity. As a result, the value of your investment could be significantly reduced or completely lost.

RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY

There is currently no public market for our shares, and if an active market does not develop, investors may have difficulty selling their shares.

There is currently no public trading market for our common stock. We anticipate having a registered broker-dealer file a Form 15c211 with the Financial Industry Regulatory Authority that would permit our common stock to be quoted for trading on the Over-The-Counter Bulletin Board, but we cannot be sure that such an effort would be successful. If and when our stock does begin trading, we cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when they desire to sell.

Our common stock is deemed to be a “Penny Stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

The SEC has adopted regulations that define a “penny stock,” generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of shareholders to sell their shares.

The market price of our common stock may fluctuate significantly in response to factors, and market volatility, some of which are beyond our control.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

∙

The announcement of new services, or service enhancements by us or our competitors;

∙

Developments concerning intellectual property rights and regulatory approvals relating to Disability Access Corporation;

∙

Quarterly variations in our results or the results of our competitors;

∙

Developments in our industry and target markets;

∙

General market conditions and other factors, including factors unrelated to our own operating performance.

Recently, the stock market in general has experience extreme price volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if trading volume of our common stock is low.

ITEM 2.

FINANCIAL INFORMATION

The following financial data should be read in conjunction with the financial statements and related notes thereto and our "Management's Discussion and Analysis or Plan of Operation" discussions, all of which are included elsewhere in this registration statement.

The consolidated statements of operations data for the nine months ended September 30, 2008 and for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data at September 30, 2008 and at December 31, 2007 and 2006 are derived from our consolidated financial statements and related notes thereto included elsewhere in this registration statement.

	September 30,	December 31,
	2008	2007	2006
STATEMENTS OF OPERATIONS DATA:
Sales ..............	$1,104,595	$1,452,879	$781,886
Operating expenses .........	977,664	1,505,814	1,210,309
Income loss from operations	126,931	(52,935)	(428,423)
Net loss ...........	$(262,761)	$(380,576)	$(444,980)
Basic loss per share	$(0.00)	$(0.00)	$(0.00)
Weighted Average Shares	2,404,424,840	1,939,174,910	1,816,270,800

	September 30,	December 31,
	2008	2007	2006
BALANCE SHEET DATA: Current assets .....................	$379,797	$496,421	$209,513
Total assets ..................................	$1,587,095	$1,584,447	$1,327,337
Total shareholders' equity ..........	$274,492	$448,444	$623,808

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Safe Harbor Regarding Forward-Looking Statements

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report. Please see the section “Risk Factors" in Item 1A above for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Disability Access Corporation (the “Company” or “DBYC” presently has one subsidiary company, Disability Access Consultants, Inc.

Disability Access Consultants, Inc. (“DAC”) out of an effort to create a system to facilitate and expedite the processes related to inspections based on the regulatory standards for the American with Disabilities Act (ADA) has developed a proprietary web-centric process which can be used for such purpose.  In addition to its original purpose, the process can also be adapted for other areas of regulatory inspection and requirements.  Though DAC’s original business is founded on performing ADA inspections, its efforts to automate the inspection process have resulted in an interactive system which can be readily adapted to a wide range of other regulatory required inspection areas such as but not limited to: Building Inspections, Health Inspections, Mine Safety, OSHA, Fire Inspections, etc.

DAC is a corporation with an extensive history of accessibility compliance consulting. Beginning in July of 1998, our founder Barbara Thorpe established Disability Access Consultants, Inc. as a California S Corporation, with the intent of providing inspections for public entities with needs for ADA inspections.  Borrowing on Ms. Thorpe’s previous experience and expertise as an ADA coordinator for a public entity, the company continued to grow and expand its inspection services from public entities to include private entities as well.  Though the original company has been subsequently acquired and reorganized to its current public C Corp structure, the company has retained the talents, skills and expertise in the area of ADA inspections and has been frequently called upon to provide expert witness testimony in addition to its inspection and consulting services.  DAC has conducted over 4,000 inspections for cities, counties, schools and other public and private business, such as restaurants, hotels, retail businesses and commercial buildings. DAC provides consultation to numerous state and local governmental entities and businesses.  DAC has assisted city and county governments, the Federal government, school districts, and other public entities and municipalities. DAC has also assisted retail, commercial, recreational and corporate clients to comply with state and federal accessibility standards.  DAC has developed transition/barrier removal plans, provided consultation and expert witness services.  DAC offers pro-active services as well as support and assistance for companies that are facing penalties and litigation for being out of compliance. DAC has assisted in litigation and has performed compliance audits for public entities and other businesses. To help companies and public entities meet the requirements of the Americans with Disabilities Act and other accessibility standards, DAC has developed  proprietary software that is a management tool to simplify and streamline the accessibility compliance process. DAC has offices in Nevada and Northern California.

Current Business Plan and Plan of Operation

DAC presently is devoting resources to developing alternative commercial uses for its proprietary technology and product development software. Towards this end, the Board of Directors has elected to expand its software customer market base into Asia where certain parties have shown great interest in the Company’s proprietary technology. Accordingly, the company has sent representatives to China to establish the basis for introducing our products and services and has continued discussions with interested parties, to which efforts the Company believes will be productive post the global economic crisis. The Company’s Board feels this future expansion opportunity will help maximize growth opportunities as well as yielding enhanced shareholder value for the long term. DAC has certain long term client contract relations, which provides an excellent baseline of annual revenue and continues to expand its client base among public and private entities. DAC has several contracts in the final stage of negotiations, for the current fiscal year, and will inform shareholders when finalized.  In addition, pending Federal government funding and allocation, DAC is a candidate for a very significant services contract to the Federal Government. Further, the Company continues to receive solicitations from both private and state government sectors to make its proprietary software available for licensed use. Management feels strongly that it will be the same within Asia. The potential licensing of the software has been a key long-term business goal of DAC and the demand has been deemed to be large enough to warrant continued and further development of that business opportunity.  The ability of DAC to continue operations is dependent upon its ability to successfully appoint key management and secure additional financing.

Financial Operations Overview

The Company expects to incur substantial additional costs related to ongoing development activities. Our future cash requirements will depend on many factors, including continued progress in our sales and development program, and the cost of product commercialization. Accordingly, we may require external financing to sustain our operations if we cannot continue to achieve a positive cash flow. Success in our future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding and market acceptance for our services as further described above under Section 1A “Risk Factors.”

Selling, General and Administrative Expenses

Our selling general and administrative, or SG&A, expenses include costs associated with finance, accounting, administrative, legal, professional fees, marketing expenses, expenses related to  research and development prior to reaching technical feasibility and other administrative costs. In addition, we have incurred expenses through the use of consultants and other outsourced service providers to take advantage of specialized knowledge and capabilities that we require for short durations of time to avoid unnecessary hiring of full-time staff.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities.  We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances.  Future events, however, may differ markedly from our current expectations and assumptions.  While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments.

Revenue Recognition

DAC generates revenue from services regarding compliance with state, federal and local accessibility codes.  Services include inspections of facilities, production of accessibility reports, consultation, expert witness services, review of policies and procedures of the client.  Depending upon the contract with the client, a percentage of revenue is usually recognized upon the award of the contract or the commencement of services.  Additional revenue is recognized with progress billing as the contracts are completed.

Stock-Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), “Accounting for Stock-Based Compensation”, to account for compensation costs under our stock option plans. We previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended).

In adopting SFAS No. 123(R), we elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. We had no outstanding unvested awards at the adoption date and we  had no outstanding unvested awards during the 2007 comparative period. We did not grant any option awards during 2008 or 2007.

We use the fair value method for equity instruments granted to non-employees and will use the Black- Scholes model for measuring the fair value of options, if issued.  The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Research and Development

We expense software development costs up until the attainment of technological feasibility of our software products. During the nine months ended September 30, 2008, we have capitalized $150,824 of costs related to the development of software products which have achieved technological feasibility. No software development costs were capitalized during 2007 or 2006. In 2006, DAC expended funds on their tablet software, reaching technical feasibility in January 2007. In 2007, DAC internally utilized the software on its existing clients testing software. In 2008, DAC decided to expand the initial product to be marketed to external users.

Intangible and Long-Lived Assets

We follow SFAS No. 144, “Accounting for Impairment of Disposal of Long-Lived Assets”, which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used.  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Goodwill is accounted for in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". We assess the impairment of long-lived assets, including goodwill and intangibles on an annual basis or whenever events or changes in circumstances indicate that the fair value is less than its carrying value. Factors that we consider important which could trigger an impairment review include poor economic performance relative to historical or projected future operating results, significant negative industry, economic or company specific trends, changes in the manner of our use of the assets or the plans for our business, market price of our common stock, and loss of key personnel.  We have determined that there was no impairment of goodwill during 2008 or 2007.

Results of Operations

Three Months Ended September 30, 2008 compared to the Three Months Ended September 30, 2007.

Revenue

Total revenue was $324,973 for the three months ended September 30, 2008 compared to $308,510 during the three months ended September 30, 2007, an increase of $16,463, or 5%. The increase in revenues was due to additional inspections that occurred during the current period. As ADA litigation continues to increase across the United States, and the Federal Governments continues to tie Federal funding to requiring ADA compliance the Company expects to see both continued growth and demand for its range of products and services.

Selling, General and Administrative Expenses

Total general and administrative expenses for the three months ended September 30, 2008 increased by $15,835, or 4%, to $381,260 for the three months ended September 30, 2008 from $365,425 for the three months ended September 30, 2007. The primary components of our general and administrative expenses are compensation costs, consulting fees, professional fees, travel and entertainment and rent. The increase in general and administrative expenses resulted from increases and decreases in the various expense categories.

We do not expect general and administrative expenses to increase substantially in the coming 12 months.  We intend to focus on operating efficiencies, increasing revenues, and attaining profitability during this period.  As our core support infrastructure is now in place we expect that increases in revenue will enjoy significant high margin profitability, particularly as our staff expansions will be in revenue generation and not support staff, (for example should the company need to significantly expand the inspection staff, there will not be a need to expand administrative support nor management for that staffing increase, accordingly higher margins will be obtained.

Interest Expense and Fair Value of Derivative Liability (Other income/expense)

Other income/expense for the three months ended September 30, 2008 was a net expense of $16,391 as compared to net other income of $709,286 for the three months ended September 30, 2007. The change results primarily from the decrease in the 2007 noncash credit for the change in fair value of our derivative liability of $728,853, partially offset by a decrease in net interest expense.

Net Loss

We reported net loss of $72,678 during the three months ended September 30, 2008 as compared with net income of $652,371 for the three months ended September 30, 2007. The change results from the various increases and decreases described above.

Nine Months Ended September 30, 2008 compared to the Nine Months Ended September 30, 2007.

Revenue

Total revenue was $1,104,595 for the nine months ended September 30, 2008 compared to $1,063,333 during the nine months ended September 30, 2007, an increase of $41,262, or 4%. The increase in revenues was due to additional inspections that occurred during the current period.

Selling, General and Administrative Expenses

Total general and administrative expenses for the nine months ended September 30, 2008 decreased by $178,437, or 15%, to $977,664 for the nine months ended September 30, 2008 from $1,156,101 for the nine months ended September 30, 2007. The primary components of our general and administrative expenses are compensation costs, consulting fees, professional fees, travel and entertainment and rent. The decrease in general and administrative expenses resulted primarily from decreases in consulting fees of approximately $104,000, bad debt expense of approximately $60,000 and rent expense of approximately $27,000.

We do not expect general and administrative expenses to increase substantially in the coming 12 months.  We intend to focus on operating efficiencies, increasing revenues, and attaining profitability during this period.

Interest Expense and Fair Value of Derivative Liability (Other income/expense)

Other expense for the nine months ended September 30, 2008 was $389,692 as compared to $334,172 for the nine months ended September 30, 2007. The increase results primarily from an increase in the noncash charge for the change in fair value of our derivative liability of $54,334.

Net Loss

We reported net loss of $262,761 during the nine months ended September 30, 2008 as compared with a loss of $426,940 for the nine months ended September 30, 2007. The decrease results from the various increases and decreases described above.

Twelve Months Ended December 31, 2007 compared to the Twelve Months Ended December 31, 2006.

Revenue

Total revenue was $1,452,879 for the year ended December 31, 2007 compared to $781,886 during 2006, an increase of $670,993. The increase results primarily from the new consulting agreements entered into by DAC during 2007.

Although we expect revenues to increase as we continue to expand our business, there can be no assurance that our net revenues will increase.

Selling, General and Administrative Expenses

Total general and administrative expenses for the year ended December 31, 2007 increased by $717,970 to $1,505,814, for the year ended December 31, 2007 from $787,844 for the year ended December 31, 2006. The primary components of our general and administrative expenses are compensation costs, consulting fees, professional fees, travel and entertainment and rent. The increases result primarily from the growth of DAC’s business.

We do not expect general and administrative expenses to increase substantially in the coming 12 months.  We intend to focus on operating efficiencies, increasing revenues, and attaining profitability during this period.

Research and Development

We expense software development costs up until the attainment of technological feasibility of our software products.  We reported no research and development expense for the year ended December 31, 2007 compared to $422,465 for the year ended December 31, 2006.  No software development costs have been capitalized during 2007 or 2006.  In 2006, DAC expended funds on their tablet software, reaching technical feasibility in January 2007. In 2007, DAC internally utilized the software on its existing clients testing software. In 2008, DAC decided to expand the initial product to be marketed to external users.

Interest Expense, Finance Costs and Fair Value of Derivative Liability (Other income/expense)

Other expense for the year ended December 31, 2007 was $327,641 as compared to $16,557 for the year ended December 31, 2006. The increase results from interest expense attributable to increased debt along with a charge of $253,191 to reflect the non cash change in the fair value of our derivative liability during the year ended December 31, 2007

Net Loss

Net loss from continuing operations decreased from a loss of $444,980 for the year ended December 31, 2006 to a loss of $380,576 for the year ended December 31, 2007, a decrease of $64,404. The decrease results from the increases and decreases described above.

Liquidity and Capital Resources

As of September 30, 2008, we had a deficiency in working capital of $481,822. Cash provided by operations was $288,872 during the nine months ended September 30, 2008. A loss of $262,761 was offset by a decrease in accounts receivable of $168,224 and by non-cash charges of $45,757 of depreciation and amortization, and a charge of $334,577 related to the change in fair value of our derivative liability.  Net cash used in investing activities totaled $194,080 for the nine months ended September 30, 2008. Cash used by financing activities for the nine months ended September 30, 2008 was $65,774, all related to repayments of loans and advances.

As of December 31 2007, we had a deficiency in working capital of $89,621. Cash used in operations was $63,027 during the year ended December 31, 2007. A loss of $380,576 plus an increase in accounts receivable of $199,544 were partially offset by non-cash charges of $57,588 of depreciation and amortization, $120,000 in stock based expense, a charge of $253,191 related to the change in fair value of our derivative liability.  Net cash used in investing activities totaled $22,337 for the year ended December 31, 2007. Cash provided by financing activities for the year ended December 31, 2007 was $203,074, all related to proceeds from and repayments of loans and advances.

In order to execute our business plan, we will need to acquire additional capital from debt or equity financing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

ITEM 3.

DESCRIPTION OF PROPERTIES

Our corporate headquarters are located at 3355 Spring Mountain Road, Suite 66, Las Vegas, NV 89102, our telephone number at this address is 702-327-7266 and our executive offices are located at 720 W. Cheyenne Ave. Suite 220, North Las Vegas, NV 89030, our telephone number at this address is 702-649-7411. In addition, the Company has a northern California office located at 4160 Cherokee Road, Oroville, CA 95965.

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 15, 2008, information about the beneficial ownership of our capital stock with respect to each person known by Disability Access Corporation to own beneficially more than 5% of the outstanding capital stock, each director and officer, and all directors and officers as a group.

	Number of Shares Beneficially Owned		Percentage of Class (2)
Name and Address(1)		Class
Peter Chin(7) (8)	161,700,000	Common	7%
CEO, and Chairman	8,000,000	Series C Preferred (4)	100%
Phillip Flaherty Director	6,166,671	Common	*
Barbara Thorpe President and Director	-0-	Common	*
All directors and executive officers(3 persons)	167,366,685 8,000,000	Common Series C Preferred(4)	7% 100%
Sandy Chin(5)	5,000,014	Common	*
PTS, Inc.	1,175,126,879	Common(6)	48%
	10,000,000	Series A Preferred(3)	100%

ECG International, Inc. 8880 Rio San Diego Drive 8th Floor San Diego, CA 92108	221,405,400	Common	9%
*Denotes less than 1%

1)     Unless noted otherwise, the address for all persons listed is c/o the Company at 3355 Spring Mountain Road, Suite 66, Las Vegas, NV 89102.

2)    The above percentages are based on 2,437,676,200 shares of common stock, 10,000,000 shares of Series B Preferred Stock and 8,000,000 shares of Series C Preferred Stock outstanding as December 15, 2008.

3)   Series A Preferred Stock has a voting right of 500:1. Every One (1) share of Preferred Series A Stock has the voting power of 500 common Shares. Except as otherwise required by law, each share of outstanding Series A Preferred Stock  shall entitle  the holder thereof to vote on each matter submitted to a vote of the stockholders of the Corporation.

4)

Series C Preferred Stock has a voting right of 1:1 with a conversion right of 100:1.

5)    Peter Chin may be considered the beneficial owner of shares owned by his wife, Sandy Chin.

6)   PTS, Inc. is controlled by Peter Chin who is the beneficial owner of the 1,175,126,879 shares.

7)   Peter Chin beneficially controls 502,141,826,893 of fully diluted common stock. This represents 99.7% of the common voting stock on a fully diluted basis.

8)   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security).

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The executive officers and directors of the Company as of December 15, 2008 are as follows:

Name	Age	Position
Peter Chin	61	Chief Executive Officer, President and Chairman of the Board of Directors
Barbara Thorpe	56	President and Director
Phillip Flaherty	50	Director

Duties, Responsibilities and Experience

Peter Chin, Chief Executive Officer, President and Chairman of the Board of Directors – Mr. Chin has over 20 years of experience in the financial markets with a focus on corporate finance, advising companies in the United States and China. From 1993 to 2007, Mr. Chin has served on the board of directors of Golden Arrow Group of Companies, USA, a hotel and land management company in China.  In 2001, Mr. Chin served as a consultant for PTS, Inc., a publicly traded holding company and since 2002, he has served as PTS, Inc.’s chief executive officer and chairman of the board of directors. PTS' subsidiary, Glove Box Inc. (www.ptspi.com), owns the rights to patented, revolutionary Glove Box™, the only product that offers contamination reduction through automated glove dispensing. The Glove Box™ system is a free-standing dispenser of disposable latex gloves.

In addition, Mr. Chin currently serves as corporate secretary and a member of the board of directors of International Building Technologies Group, Inc. International Building Technologies Group, Inc. engages in the manufacture and sale of light weight building panels used in construction worldwide. It also provides customers with architectural design, panel supply, installation supervision, engineering, training, and technical support

Mr. Chin has served on the board of director and as Chief Executive Officer of Disability Access Corporation since 2006

Barbara Thorpe, President and Director – Ms. Thorpe is a seasoned entrepreneur and business executive with a strong background in the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973. Ms. Thorpe is the founder (1998) and current President of Disability Access Consultants, Inc., a position she has held since inception of the company. Ms. Thorpe graduated Magna Cum Laude from the Colorado State University with a bachelor’s degree in Science, Occupational Therapy and Summa Cum Laude from the University of South Florida with a master’s degree in Administration and Supervision, Educational Leadership.

Ms. Thorpe currently serves on the board of the California Division of the State Architect State Advisory Board, the California Division of the State Architect Access Compliance Advisory Committee and the California Division of State Architect Education and Training Committee. Ms. Thorpe is currently appointed by the Office of the Independent Monitor regarding Chandra Smith vs. Los Angeles Unified School District Modified Consent Decree and appointed as a neutral monitor regarding implementation of a consent decree for a public school district in the California Bay Area. In addition, she currently assists a city government with an Americans Disabilities Act implementation plan.

Ms. Barbara Thorpe has served on the board of director and President of Disability Access Corporation since December 15th, 2008

Phillip Flaherty, Director - Since 1997 to present, Mr. Flaherty has served as a consultant and has provided domestic and international consulting services to various small and large, publicly traded and privately held service and gaming companies. During this time, he served as a consultant and later as COO to Barrick Gaming, Inc., a Las Vegas based company from early 2002 though the end of 2005, after which he returned fulltime to his consulting services, Mr. Flaherty is currently self employed.

Mr. Flaherty has served on the board of director of Disability Access Corporation since December 15th, 2008.

From 1987 to mid 1996 he held various financial and marketing executive positions with the Desert Inn Resort and Casino culminating as President and Managing Director of the facility under Sheraton's ownership of the property in Las Vegas.  Prior to joining the Desert Inn Mr. Flaherty held various positions within Summa Corporation.

Additionally, Mr. Flaherty is active in the gaming community; he has served as a board member of the Nevada Resort Association as well as chair of both the Nevada Resort Association’s Legislative Committee and Currency Reporting Regulations Committee.  He was also a board member of Las Vegas Events, Inc. and is a University of Nevada Las Vegas graduate.

ITEM 6

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by the named executive officers for the fiscal years ended December 31, 2007 and 2006, for services rendered in all capacities to Disability Access Corporation:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter Chin, President and Chief Executive Officer(1)	2008	$ -	$ -	$45,000 (1)	$ -	$-	$ -	$-	$45,000
	2007	$ -	$ -	$60,000 (2)	$ -	$-	$ -	$-	$60,000
	2006	$ -	$ -	$60,000 (2)	$ -	$-	$ -	$-	$60,000

(1)

Amount has been accrued as of September 30, 2008 and the Company expects to satisfy obligation to Mr. Chin through the issuance of stock.

(2)

Amount represents the estimated total fair market value of 8,000,000 shares of Series C Preferred Stock granted to Mr. Chin pursuant to SFAS 123R, as discussed in Note 2 to our audited financial statements for the fiscal year ended December 31, 2007 and 2006.

Director Compensation

The following table provides compensation summary concerning the compensation earned by the named directors for the years ended December 31, 2008, 2007 and 2006

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Peter Chin, President and Chief Executive Officer	-	-	-	-	-	-	-
	-	-	-	-	-	-	-
	-	-	-	-	-	-	-

During 2006 and 2007 and 2008 our Board of Directors did not receive any compensation for serving. Effective January 1, 2009 each member of the Board of Directors will receive $30,000 a year for their respective service. The Board service will be in addition to any other such form of income they may receive from the Company.

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

Disability Access Corporation’s officers and directors are subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Company has indicated an interest, either through its proposed business plan or by way of an express statement of interest contained in the Company’s minutes. If directors are presented with business opportunities that may conflict with business interests identified by the Company, such opportunities must be promptly disclosed to the Board of Directors and made available to the Company. In the event the Board shall reject an opportunity that was presented to it and only in that event, any of the Company’s officers and directors may avail themselves of such an opportunity. Every effort will be made to resolve any conflicts that may arise in favor of the Company. There can be no assurance, however, that these efforts will be successful.

The Board of Directors has analyzed the independence of each director and has concluded that none of the directors are considered independent directors in accordance with the director independence standards of the Securities Exchange Commission.

ITEM 8.

LEGAL PROCEEDINGS

There are no pending or legal matters outstanding.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

The Company’s Common Stock is currently traded on the Pink Sheets Grey Market under the symbol “DBYC”. The following table sets forth the trading history of the Common Stock for each quarter since March 31, 2007 through September 30, 2008, as reported by Dow Jones Interactive. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. On March 13, 2008, the Company’s common stock was discontinued from trading on the Pink Sheets due to a ten day trading suspension implemented by the Securities Exchange Commission, after the ten day suspension the Company’s stock resumed trading on the Pink Sheets Grey Market. The reason for suspension by the Securities Exchange Commission was that the previous Corporation that Disability Access Corporation merge with Power-Save Energy Corporation was a hijacked Corporation.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
3/31/2007	0.004	0.001	0.003
6/30/2007	0.0007	0.0002	0.0005
9/30/2007	0.0004	0.0001	0.0003
12/31/2007	0.0002	0.0001	0.0001
3/31/2008	0.0005	0.0002	0.0002
6/30/2008	0.001	0.0003	0.0005
9/30/2008	0.0003	0.0001	0.0002
12/31/2008	0.0001	0.0001	0.0001

Holders of Common Stock

As of December 15, 2008 there were approximately 954 shareholders of record of Disability Access Corporation’s 2,437,676,200 outstanding shares of common stock.

Dividend Policy

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES

During the year ended December 31, 2007 we issued 8,000,000 shares of preferred stock to Mr. Peter Chin, valued at $120,000, for services and 400,000,000 shares of common stock upon the conversion of $26,167 of principal amount of a debenture. In addition, 400,000,000 free trading shares of common stock were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

During the nine months ended September 30, 2008 we issued 221,405,400 shares of free trading common stock upon the conversion of $11,070 of principal amount of a debenture. These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

ITEM 11.

DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Common Stock

Our Articles of Incorporation authorizes the issuance of 2,445,000,000 shares of Common Stock with a par value of $0.00001 per share, of which 2,437,676,200 shares were issued and outstanding as of September 30, 2008.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of 55,000,000 shares of Preferred Stock with a par value of $0.00001.  The Board of Directors has sole discretion in designating the preferences, limitations and relative rights of the Preferred Stock.

As of September 30, 2008 we have the following series authorized and outstanding:

We have designated 10,000,000 shares of Series A preferred stock, $.00001 par value, each share having voting rights equal to 500 shares of common stock. No dividend is payable to the holders of shares of Preferred Stock Series A.

We have designated 5,000,000 shares of Series B convertible preferred stock, $.00001 par value, each share convertible into $1 worth of common stock at, based on the average of the lowest 3 closing prices for the 20 day period prior to conversion. No dividend and no voting power to the holders of shares of Preferred Stock Series B

We have designated 40,000,000 shares of Series C convertible preferred stock, $.00001 par value, each share convertible into 100 shares of common stock. Each share has voting rights equal to the equivalent number of common shares on an as if converted basis. No dividend is payable to the holders of shares of Preferred Stock Series C.

ITEM 12.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Index to Financial Statements and Financial Statement Schedules appearing on page F-1 through F-23 of this Form 10 Registration Statement.

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our independent auditors during our two most recent fiscal years or any subsequent interim period. Our independent auditing firm is Lynda R. Keeton CPA, LLC, Certified Public Accountants, of Henderson, Nevada.

EXPERTS

Lynda R. Keeton CPA, LLC, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our audited financial statements at December 31, 2007 and December 31, 2006.  Additionally, our audit firm has reviewed the quarterly interim financials as of September 30, 2008 which appears in this registration statement.  The financial statements referred to above are included in this registration statement with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

Consent of Independent Accountants

We hereby consent to the use in this Form 10 Registration Statement, dated December 24, 2008, of our report dated August 25, 2008 relating to the financial statements of Disability Access Corporation and its subsidiaries as of December 31, 2007 and 2006 and for the interim period ending September 30, 2008.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following financial statements are filed with this registration statement: Our financial statements, including the report of independent registered public accounting firm, are included beginning at page F-1 immediately following the signature page of this registration statement:

(b)	Exhibits:

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Accel Energy Group, Inc. Articles		10		3.1	12/24/2008
3.2	Accel Energy Group, Inc. By Laws		10		3.2	12/24/2008
3.3	Accel Energy Group, Inc. Articles of Amendment, name change to Power-Save Energy Corp.		10		3.3	12/24/2008
3.4	Power-Save Energy Corp. Amendment of Articles, name change to Disability Access Corporation		10		3.4	12/24/2008
3.5	Disability Access Corporation Amendment of Articles, decrease in capital stock		10		3.5	12/24/2008
4.1	Specimen Stock Certificate		10		4.1	12/24/2008
21	List of Subsidiaries	X
23.1	Consent of Independent Auditors	X

*

All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document.

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

UNAUDITED

As of September 30, 2008

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets
Cash	$ 169,065	$ 140,047
Accounts receivable, net of allowance of $3,658 and $14,707	210,732	352,678
Other current assets	-	3,696
Total current assets	379,797	496,421

Property and equipment, net	294,201	169,676

Goodwill	908,712	908,712
Deposits	4,385	9,638

TOTAL ASSETS	$ 1,587,095	$ 1,584,447

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable - trade	$ 30,681	$ 65,987
Accrued expenses	72,040	47,453
Advances payable	500	2,522
Advances from related parties	29,470	5,779
Notes payable, current portion	39,583	59,609
Notes payable, related party, including accrued interest	326,821	308,497
Note payable, officer	176,202	-
Lease payable, current portion	3,972	6,195
Debentures payable, current portion	182,350	90,000
Total current liabilities	861,619	586,042

Note payable, officer	-	229,738
Debenture payable, long term portion	-	123,833
Lease payable, long term portion	-	2,244
Derivative liability	450,984	194,146

Total liabilities	1,312,603	1,136,003

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

BALANCE SHEETS

 (continued)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Stockholders’ equity
Preferred stock undesignated, $.00001 par value; 5,000,000 shares authorized, no shares issued and outstanding,	-	-
Preferred stock Series A, $.00001 par value; 10,000,000 shares
authorized, issued and outstanding,	100	100
Preferred stock Series B, $.00001 par value; 5,000,000 shares
authorized, no shares issued and outstanding,	-	-
Preferred stock Series C, $.00001 par value; 40,000,000 shares authorized, 8,000,000 and no shares issued and outstanding,
respectively	80	80
Common stock, $.00001 par value; 2,445,000,000 shares
authorized, 2,437,676,200 and 2,216,270,800 shares issued and
outstanding, respectively	24,377	22,163
Additional paid-in capital	1,469,464	1,382,869
Accumulated deficit	(1,219,529)	(956,768)

Total stockholders' equity	274,492	448,444

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,587,095	$ 1,584,447

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Three and Nine Months ended September 30, 2008 and 2007

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007

Sales	$ 324,973	$ 308,510	$ 1,104,595	$ 1,063,333

General and administrative expense	381,260	365,425	977,664	1,156,101

Total expense	381,260	365,425	977,664	1,156,101

(Loss) income from operations before
interest and other expense	(56,287)	(56,915)	126,931	(92,768)

Interest income	-	4,000	-	4,000
Interest expense	(16,298)	(23,567)	(55,115)	(57,929)
Change in fair value of derivative liability	(93)	728,853	(334,577)	(280,243)

Net (loss) income	(72,678)	652,371	(262,761)	(426,940)

Net loss per basic and diluted share	$ (0.00)	$ 0.00	$ (0.00)	$ (0.00)

Weighted average shares outstanding,
basic and diluted	2,437,676,200	1,923,444,713	2,404,424,840	1,852,388,016

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOW

For the Nine Month Periods Ended September 30, 2008 and 2007

(Unaudited)

	2008	2007

Cash flows from operating activities:
Net loss	$ (262,761)	$ (426,940)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	45,757	42,995
Bad debts	(26,278)	33,774
Issuance of shares for services	-	60,000
Change in fair value of derivative liability	334,577	280,243
Accrued interest on related party loans	18,324	15,865
Decrease (increase) in assets:
Accounts receivable	168,224	(204,708)
Other current assets	3,696	11,917
Deposits	5,253	(14,129)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	4,102	(8,714)
Advances payable	(2,022)	-

Cash provided (used) by operating activities	288,872	(209,697)

Cash flows from investing activities:
Cash paid for fixed assets	(194,080)	(15,743)

Cash used by investing activities	(194,080)	(15,743)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOW

For the Nine Month Periods Ended September 30, 2008 and 2007

(Unaudited)

(continued)

	2008	2007
Cash flows from financing activities:
Payments on notes and capital leases	(24,493)	(24,046)
Payments on related party notes	(29,739)	-
Notes payable - related party	-	150,000
Note payable - other	-	150,000
(Repayments) advances from related parties	(11,542)	(31,230)

Cash (used) provided by financing activities	(65,774)	244,724

Net increase in cash	29,018	19,284
Cash, beginning of period	140,047	22,337
Cash, end of period	$ 169,065	$ 41,621

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ 17,228	$ 34,577

Non-cash financial activities:

Debenture principal converted to common stock	$ 11,070	$ 16,167
Derivative liability reclassified to equity upon conversion of debt	77,739	41,179
Accrued interest on related party notes added to principal	23,497	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DISABILITY ACCESS CORPORATION

CONDENSED CONSOLIDATED

STATEMENTS OF STOCKHOLDERS’ EQUITY

Statements of Stockholder’s Equity for the period From January 1, 2006 through September 30, 2008

(Unaudited)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total

Balance, January 1, 2006	10,000,000	$ 100	1,816,270,800	$ 18,163	$ 1,181,737	$ (131,212)	$1,068,788

Net loss	-	-	-	-	-	(444,980)	(444,980)

Balance, December 31, 2006	10,000,000	100	1,816,270,800	18,163	1,181,737	(576,192)	623,808

Preferred shares issued for services	8,000,000	80	-	-	119,920	-	120,000

Shares issued upon conversion of debt	-	-	400,000,000	4,000	22,167	-	26,167

Reclassify derivative liability	-	-	-	-	59,045	-	59,045

Net loss	-	-	-	-	-	(380,576)	(380,576)

Balance, December 31, 2007	18,000,000	180	2,216,270,800	22,163	1,382,869	(956,768)	448,444

Shares issued upon conversion of debt	-	-	221,405,400	2,214	8,856	-	11,070

Reclassify derivative liability	-	-	-	-	77,739	-	77,739

Net loss	-	-	-	-	-	(262,761)	(262,761)

Balance, September 30, 2008	18,000,000	$ 180	2,437,676,200	$ 24,377	$ 1,469,464	$ (1,219,529)	$ 274,492

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007
(Unaudited)

NOTE 1- ORGANIZATION AND NATURE OF OPERATIONS

Disability Access Corporation (“our”, “us”, “we”, “DBYC” or the “Company”) was incorporated in the state of Nevada on November 9, 2006. On November 15, 2006 we merged into Power-Save Corporation, a publicly held Delaware corporation formed on March 15, 2005. DBYC was the surviving corporation and became the publicly held corporation. On November 15, 2005, Disability Access Consultants Inc., a California Corporation, was acquired by PTS, Inc as a subsidiary. On October 11, 2006, Disability Access Corporation, a Delaware Corporation, f/k/a Power-Save Energy Corp., a Delaware Corporation, became a subsidiary of PTS, Inc. October 17, 2006, Disability Access Consultants Inc., a California Corporation, signed merger agreement with Disability Access Corporation, a Delaware Corporation, to be effective on January 2, 2007 with Disability Access Corporation, a Delaware Corporation, to be the surviving corporation.

On November 15, 2006 Disability Access Corporation, a Delaware Corporation, merged with Disability Access Corporation, a Nevada Corporation, with Disability Access Corporation, a Nevada Corporation, as the surviving corporation. On January 3, 2007 under the terms of the plan Merger agreement dated October 17, 2006 Disability Access Consultants, Inc., a California Corporation, was to be merged with and into Disability Access Corporation, a Nevada Corporation, with Disability Access Consultants, Inc., a California Corporation, continuing as the surviving corporation. Upon further consideration, the Board of Director of PTS, Inc. has reconsidered the structure and has decided, for various business optimization purposes, to instead of merging Disability access Consultants, Inc., a California Corporation, to reconfigure the structure and have Disability Access Consultants Inc., a California Corporation, become a wholly owned subsidiary of Disability Access Corporation, a Nevada Corporation.

Operations for 2008 and 2007 reflect revenue from Disability Access Consultants, Inc. (“DAC”). On October 17, 2006 DAC entered into an Agreement and Plan of Merger (the “Agreement of Merger”) with DBYC. Under the terms of the Agreement of Merger, DAC was to be merged with and into DBYC, with DAC continuing as the surviving corporation.  Upon further consideration, instead of merging DAC with DBYC, DAC became a wholly owned subsidiary of Disability Access Corporation.

PTS, Inc. (“PTS”), a publicly held company, acquired 150,000,000 shares of Disability Access Corporation and we became a wholly owned subsidiary of PTS. We then effected a stock split of Disability Access Corporation such that there are now 2,437,676,200 common shares outstanding. During December 2006, PTS distributed 126,189,788 shares of Disability Access Corporation to its stockholders on a pro rata basis. PTS now owns approximately 48% of Disability Access Corporation common stock, but controls a majority of voting power. Prior to becoming a wholly owned subsidiary of DBYC, DAC was a wholly owned subsidiary of PTS.

GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  However, we have experienced recurring net operating losses, had a net loss of $262,761 for the nine months ended September 30, 2008, and have a working capital deficiency of $481,822 as of September 30, 2008. These factors raise substantial doubt about our ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for us to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

(Unaudited)

INTERIM FINANCIAL INFORMATION

The accompanying unaudited condensed consolidated financial statements as of September 30, 2008 and for the three and nine month periods ended September 30, 2008 and 2007 have been prepared by DBYC pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2007 as disclosed in the company's Form 10 as filed with the SEC, as it may be amended.

The results of the three and nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2008.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DBYC and DAC. All significant intercompany transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased.  We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits.  We have not experienced any losses in such account. We do not have any cash equivalents at September 30, 2008. At September 30, 2008, deposits exceeded federally insured limits by approximately $69,000.

Concentrations

Credit risk:

Financial instruments, which potentially subject us to concentrations of credit risk, consist of cash and accounts receivable. We place our cash with high quality financial institutions and, at times, balances may exceed the FDIC $100,000 insurance limit. We extend credit based on an evaluation of a customer's financial condition, generally without collateral. Exposure to losses on accounts receivable is principally dependent on each customer's financial condition. We monitor our exposure for credit losses and maintains allowances for anticipated losses, if required.

 DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007
(Unaudited)

Customers:

During the nine month period ended September 30, 2008, one customer accounted for 54% of our revenue. During the nine month period ended September 30, 2007, this same customer accounted for 44% of our revenue. No other customer accounted for more than 10% of revenue during 2008 and 2007.

At September 30, 2008, two customers accounted for a total of 89% of our accounts receivable. No other customer accounted for more than 10% of our accounts receivable at September 30, 2008.

Loss Per Share

Basic and diluted loss per common share for all periods presented is computed based on the weighted average number of common shares outstanding during the year as defined by SFAS No. 128, "Earnings Per Share". The assumed exercise of common stock equivalents was not utilized for the years ended December 31, 2007 and 2006 since the effect would be anti-dilutive. There were 7,724,131,429 and 7,201,674,286 common stock equivalents outstanding at September 30, 2008 and 2007, respectively (see Note 6).

Revenue Recognition

DAC generates revenue from services regarding compliance with state, federal and local accessibility codes.  Services include inspections of facilities, production of accessibility reports, consultation, expert witness services, review of policies and procedures of the client.  In all cases revenue is recognized as earned by the Company.  Though contracts may vary between a percentage of completion basis and completed project basis, as the client becomes liable to the Company for services provided, as defined in the agreement, the client is then invoiced and revenue is accordingly recognized and recorded.  The Company does not recognize or record any revenues for which it does not have a legal basis for invoicing or legally collecting.

Software Development Costs

During the nine months ended September 30, 2008, we have capitalized $150,824 of costs related to the development of software products which have achieved technological feasibility.

Fair Value Accounting

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 were adopted January 1, 2008. In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning January 1, 2009.

FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are described below:

 DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

(Unaudited)

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial liabilities measured at fair value by level within the fair value hierarchy. As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company designates cash equivalents as Level 1. As of September 30, 2008, the Company did not have any cash equivalents, therefore there were no assets measured at fair value.

	Fair Value at September 30, 2008
	Total	Level 1	Level 2	Level 3
Liabilities:
Conversion option liability	$450,984	$-	$-	$450,984

The Company’s conversion option liability is valued using pricing models and the Company generally uses similar models to value similar instruments. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility, and correlations of such inputs. These financial liabilities do not trade in liquid markets, and as such, model inputs cannot generally be verified and do involve significant management judgment. Such instruments are typically classified within Level 3 of the fair value hierarchy.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (detachable warrants and conversion option liabilities) for the nine months ended September 30, 2008.

Balance at beginning of period	$194,146
Change in fair value of conversion option	334,577
Reclassification to equity upon conversion	(77,739)

Balance at end of period	$450,984

The total amount of the changes in fair value for the period was included in net loss as a result of changes in the Company’s stock price from December 31, 2007.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 were adopted January 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of FAS 159 had no impact on the Company’s consolidated financial position, results of operations or cash flows.

DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

(Unaudited)

Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, “Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”.  This new standard enhances the disclosure requirements related to derivative instruments and hedging activities required by FASB Statement No. 133.  This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company adopted the required provisions of SFAS 161 on January 1, 2008 and the adoption did not have a significant impact on its consolidated financial position and results of operations.

NOTE 3 - RELATED PARTY TRANSACTIONS

Due to Related Parties

As of September 30, 2008, we have received an aggregate of $285,000 from our parent, PTS, pursuant to our 8% convertible promissory notes. The notes are convertible into our common stock, at the option of the holder, at a 30% discount to the current market price of our stock at the date of conversion. On January 1, 2008 each note and related accrued interest aggregating $23,497 were amended into new 8% convertible notes, each note maturing December 31, 2008 and retaining the same conversion provisions. At September 30, 2008, principal and accrued interest on the notes was $308,497 and $18,324, respectively.

As of September 30, 2008 we have an additional payable to PTS of $29,470. This amount includes $35,233 of DAC debenture principal which was converted into 35,000,000 shares of PTS.

We received advances aggregating $250,000 from an officer of DAC during the six months ended June 30, 2006. On June 30, 2006 these advances were converted to notes payable bearing interest at 9% and due June 30, 2009. During 2008, we paid $53,536 of principal and $8,548 of accrued interest to the officer. The payments made included the non-cash distribution of a vehicle valued at $23,798. As of September 30, 2008 the principal balance of this note was $176,202 and accrued interest on the note payable is $5,639.

NOTE 4 - STOCK TRANSACTIONS

We are authorized to issue a total of 2,500,000,000 shares of stock, 2,445,000,000 shares of common stock and 55,000,000 shares of preferred stock.

We have designated 10,000,000 shares of Series A preferred stock, $.00001 par value, each share having voting rights equal to 500 shares of common stock.

We have designated 5,000,000 shares of Series B convertible preferred stock, $.00001 par value, each share convertible into $1 worth of common stock at, based on the average of the lowest 3 closing prices for the 20 day period prior to conversion.

We have designated 40,000,000 shares of Series C convertible preferred stock, $.00001 par value, each share convertible into 100 shares of common stock. Each share has voting rights equal to the equivalent number of common shares on an as if converted basis.

 .

During the nine months ended September 30, 2008 we issued 221,405,400 shares of common stock upon the conversion of $11,070 of principal amount of a debenture.

DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

(Unaudited)

On December 5, 2008 the Company’s Board of Directors determined that it was in the best interest of the Company to decrease the authorized capital stock 5,000,000,000 to 2,500,000,000.  On the same date, the Company filed a Certificate of Amendment to the Articles of Incorporation with the state of Nevada decrease the authorized capital stock 5,000,000,000 to 2,500,000,000 with 2,445,000,000 in common shares, par value $0.00001 and 55,000,000 in preferred shares, par value $0.00001. All references to capital stock in these notes to consolidated financial statements and the accompanying financial statements have been adjusted to reflect the reverse split for all periods presented.

NOTE 5 - CONVERTIBLE DEBENTURES AND NOTES PAYABLE

During the quarter ended March 31, 2007 Disability Access Corporation, issued a convertible debenture in the amount of $150,000. The note bears interest at the rate of 8% per year and matures on June 30, 2009. The note is convertible at a 50% discount to market and due to this variability the embedded conversion option is accounted for under EITF issue No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". We have accounted for the embedded conversion option as a derivative liability. Accordingly, the embedded conversion option will be marked to market through earnings at the end of each reporting period. The conversion option is valued using the Black-Scholes valuation model. For the nine month periods ended September 30, 2008 and 2007, the Company recorded an expense of $334,577 and $280,243, respectively, representing the initial fair value and subsequent change in the value of the embedded conversion option. For the three month periods ended September 30, 2008 and 2007 the Company recorded an expense of $93 and income of $728,853, respectively.

During 2008 the holder of the debenture converted $11,070 of principal into 221,405,400 shares of our common stock. As a result of the conversion, we have reclassified $77,739 of our derivative liability to additional paid in capital. This amount represents the fair value of the derivative liability related to the conversion on the date of the conversion.

 During 2007 the holder of the debenture converted $16,167 of principal into 200,000,000 shares of our common stock. As a result of the conversion, we have reclassified $41,179 of our derivative liability to additional paid in capital. This amount represents the fair value of the derivative liability related to the conversions on the dates of the conversions.

As of September 30, 2008, we have received an aggregate of $285,000 from our parent, PTS, pursuant to our 8% convertible promissory notes. The notes are convertible into our common stock, at the option of the holder, at a 30% discount to the current market price of our stock at the date of conversion. On January 1, 2008 each note and related accrued interest aggregating $23,497 were amended into new 8% convertible notes, each note maturing December 31, 2008 and retaining the same conversion provisions. At September 30, 2008, principal and accrued interest on the notes was $308,497 and $18,324, respectively.

On January 1, 2008, debentures and related accrued interest issued by DAC were combined into new convertible debentures in the aggregate amount of $104,821. The debentures bear interest at 8%, are due on December 31, 2008 and are convertible into either DAC or PTS common stock, at the option of the holder, at a 30% discount to the current market price at the date of conversion. During the nine months ended September 30, 2008 $35,233 of principal was converted into 35,000,000 shares of PTS common stock.

We have received advances aggregating $250,000 from an officer of DAC during the six months ended June 30, 2006. On June 30, 2006 these advances were converted to notes payable bearing interest at 9% and due June 30, 2009. During 2008, we paid $53,536 of principal and $8,548 of accrued interest to the officer. The payments made included the non-cash distribution of a vehicle valued at $23,798. As of September 30, 2008 the principal balance of this note was $176,202 and accrued interest on the note payable is $5,639.

 DISABILITY ACCESS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008 AND 2007

(Unaudited)

NOTE 6 – CONVERTIBLE PREFERRED STOCK AND DEBENTURES

As of September 30, 2008, the common stock equivalents of the Company exceeded the total common stock available for issuance by approximately 7,716,807,000 shares.  The Company’s Chief Executive Officer, Peter Chin, controls 8,000,000 shares of Series C Preferred Stock that are convertible into 800,000,000 common shares of the Company. PTS holds debt that is convertible into 4,668,871,429 shares of common stock of the Company. Unless and until there is enough authorized common stock available to cover all common stock equivalents, Mr. Chin and PTS will not convert any preferred shares or debt. Since Mr. Chin controls more than fifty percent (50%) of the voting rights of the Company, no derivative liability has been recorded for the excess in common stock equivalents over authorized shares.

NOTE 7 – SUBSEQUENT EVENTS

On December 5, 2008 the Company’s Board of Directors determined that it was in the best interest of the Company to decrease the authorized capital stock 5,000,000,000 to 2,500,000,000.  On the same date, the Company filed a Certificate of Amendment to the Articles of Incorporation with the state of Nevada decrease the authorized capital stock 5,000,000,000 to 2,500,000,000 with 2,445,000,000 in common shares, par value $0.00001 and 55,000,000 in preferred shares, par value $0.00001.

DISABILITY ACCESS CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

:

We have audited the accompanying consolidated balance sheets of Disability Access Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Disability Access Corporation as of December 31, 2007 and 2006, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two year period ended December 31, 2007, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has limited operations and continued net losses.  This raises substantial doubt about its ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Henderson, NV

August 25, 2008

DISABILITY ACCESS CORPORATION

CONSOLIDATED BALANCE SHEET

As at December 31, 2007 and 2006

	2007	2006
ASSETS

Current assets
Cash	$ 140,047	$ 22,337
Accounts receivable, net of allowance of $32,885 and $14,707	352,678	171,312
Other current assets	3,696	15,864
Total current assets	496,421	209,513

Property and equipment, net	169,676	204,927

Goodwill	908,712	908,712
Deposits	9,638	4,185

TOTAL ASSETS	$ 1,584,447	$ 1,327,337

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable - trade	$ 65,987	$ 55,180
Accrued expenses	47,453	18,450
Advances payable	2,522	2,522
Advances from related parties	5,779	49,959
Notes payable, current portion	59,609	86,136
Notes payable, related party, including accrued interest	308,497	136,886
Lease payable, current portion	6,195	9,286
Debentures payable, current portion	90,000	-
Total current liabilities	586,042	358,419

Note payable, related party	229,738	250,000
Debenture payable, long term portion	123,833	90,000
Lease payable, long term portion	2,244	5,110
Derivative liability	194,146	-

Total liabilities	1,136,003	703,529

The accompanying notes are an integral part of these financial statements.

DISABILITY ACCESS CORPORATION

CONSOLIDATED BALANCE SHEET

As at December 31, 2007 and 2006

(continued)

	2007	2006
Stockholders' equity
Preferred stock undesignated, $.00001 par value; 5,000,000 shares
authorized, no shares issued and outstanding,	-	-
Preferred stock Series A, $.00001 par value; 10,000,000 shares
authorized, issued and outstanding,	100	100
Preferred stock Series B, $.00001 par value; 5,000,000 shares
authorized, no shares issued and outstanding,	-	-
Preferred stock Series C, $.00001 par value; 40,000,000 shares authorized, 8,000,000 and no shares issued and outstanding,
respectively	80	-
Common stock, $.00001 par value; 2,445,000,000 shares
authorized, 2,216,270,800 and 1,816,270,800 shares issued and
outstanding, respectively	22,163	18,163
Additional paid-in capital	1,382,869	1,181,737
Accumulated deficit	(956,768)	(576,192)

Total stockholders' equity	448,444	623,808

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,584,447	$ 1,327,337

The accompanying notes are an integral part of these financial statements.

DISABILITY ACCESS CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years ended December 31, 2007 and 2006

	2007	2006

Sales	$ 1,452,879	$ 781,886

Operating costs and expenses
General and administrative	1,505,814	787,844
Research and development	-	422,465

Total operating costs and expenses	1,505,814	1,210,309

Loss from operations before other income (expense)	(52,935)	(428,423)

Other income	-	15,773
Interest expense, net	(74,450)	(32,330)
Change in fair value of derivative liability	(253,191)	-

Net loss	(380,576)	(444,980)

Loss per common share, basic and diluted	$ (0.00)	$ (0.00)

Weighted average shares outstanding	1,939,174,910	1,816,270,800

The accompanying notes are an integral part of these financial statements.

DISABILITY ACCESS CORPORATION

CONSOLIDATED STATEMENT CASH FLOWS

For the Years ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net loss	$ (380,576)	$ (444,980)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	57,588	89,894
Bad debts	18,178	(19,643)
Issuance of shares for services	120,000	-
Change in fair value of derivative liability	253,191	-
Accrued interest on related party loans	21,611	1,886
Write off of acquisition costs	-	150,000
Decrease (increase) in assets:
Accounts receivable	(199,544)	(101,701)
Other current assets	12,168	(14,064)
Deposits	(5,453)	(4,185)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	39,810	(22,714)

Cash used by operating activities	(63,027)	(365,507)

Cash flows from investing activities:
Cash paid for fixed assets	(22,337)	(43,760)

Cash used by investing activities	(22,337)	(43,760)

Cash flows from financing activities:
Payments on notes and capital leases	(32,484)	(7,692)
Payments on related party notes	(20,262)	-
Notes payable - related party	150,000	385,000
Note payable - other	150,000	-
(Repayments) advances from related parties	(44,180)	49,959

Cash provided by financing activities	203,074	427,267

Net increase in cash	117,710	18,000
Cash, beginning of period	22,337	4,337
Cash, end of period	$ 140,047	$ 22,337

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$ 51,268	$ 11,994

Non-cash financial activities:
Debenture principal converted to common stock	$ 26,167	$ -
Derivative liability reclassified to equity upon conversion of debt	59,045	-
Equipment acquired pursuant to a capital lease	-	17,261

The accompanying notes are an integral part of these financial statements.

DISABILITY ACCESS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2007 and 2006

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total

Balance, January 1, 2006	10,000,000	$ 100	1,816,270,800	$ 18,163	$1,181,737	$ (131,212)	$ 1,068,688

Net loss	-	-	-	-	-	(444,980)	(444,980)

Balance, December 31, 2006	10,000,000	100	1,816,270,800	18,163	1,181,737	(576,192)	623,708

Preferred shares issued for services	8,000,000	80	-	-	119,920	-	120,000

Shares issued upon conversion of debt	-	-	400,000,000	4,000	22,167	-	26,167

Reclassify derivative liability	-	-	-	-	59,045	-	59,045

Net loss	-	-	-	-	-	(380,576)	(380,576)

Balance, December 31, 2007	18,000,000	$ 180	2,216,270,800	$ 22,163	$ 1,382,869	$ (956,768)	$ 448,344

The accompanying notes are an integral part of these financial statements.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1- ORGANIZATION AND NATURE OF OPERATIONS

Disability Access Corporation (“our”, “us”, “we”, “DBYC” or the “Company”) was incorporated in the state of Nevada on November 9, 2006. On November 15, 2006 we merged into Power-Save Corporation, a publicly held Delaware corporation formed on March 15, 2005. DBYC was the surviving corporation and became the publicly held corporation. On November 15, 2005, Disability Access Consultants Inc., a California Corporation, was acquired by PTS, Inc as a subsidiary. On October 11, 2006, Disability Access Corporation, a Delaware Corporation, f/k/a Power-Save Energy Corp., a Delaware Corporation, became a subsidiary of PTS, Inc. October 17, 2006, Disability Access Consultants Inc., a California Corporation, signed merger agreement with Disability Access Corporation, a Delaware Corporation, to be effective on January 2, 2007 with Disability Access Corporation, a Delaware Corporation, to be the surviving corporation.

On November 15, 2006 Disability Access Corporation, a Delaware Corporation, merged with Disability Access Corporation, a Nevada Corporation, with Disability Access Corporation, a Nevada Corporation, as the surviving corporation. On January 3, 2007 under the terms of the plan Merger agreement dated October 17, 2006 Disability Access Consultants, Inc., a California Corporation, was to be merged with and into Disability Access Corporation, a Nevada Corporation, with Disability Access Consultants, Inc., a California Corporation, continuing as the surviving corporation. Upon further consideration, the Board of Director of PTS, Inc. has reconsidered the structure and has decided, for various business optimization purposes, to instead of merging Disability access Consultants, Inc., a California Corporation, to reconfigure the structure and have Disability Access Consultants Inc., a California Corporation, become a wholly owned subsidiary of Disability Access Corporation, a Nevada Corporation.

Operations for 2007 and 2006 reflect revenue from Disability Access Consultants, Inc. (“DAC”). On October 17, 2006 DAC entered into an Agreement and Plan of Merger (the “Agreement of Merger”) with DBYC. Under the terms of the Agreement of Merger, DAC was to be merged with and into DBYC, with DAC continuing as the surviving corporation.  Upon further consideration, instead of merging DAC with DBYC, DAC became a wholly owned subsidiary of Disability Access Corporation.

PTS, Inc. (“PTS”), a publicly held company, acquired 150,000,000 shares of Disability Access Corporation and we became a wholly owned subsidiary of PTS. We then effected a stock split of Disability Access Corporation such that there are now 2,216,270,800 common shares outstanding. During December 2006, PTS distributed 126,189,788 144 restricted shares of Disability Access Corporation to its stockholders on a pro rata basis. PTS now owns approximately 53% of Disability Access Corporation. Prior to becoming a wholly owned subsidiary of DBYC, DAC was a wholly owned subsidiary of PTS.

GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  However, we have experienced recurring net operating losses, had a net loss of $380,576 and a negative cash flow from operations of $63,027 for the year ended December 31, 2007, and have a working capital deficiency of $89,621 as of December 31, 2007. These factors raise substantial doubt about our ability to continue as a going concern.  Without realization of additional capital, it would be unlikely for us to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DBYC and DAC. All significant intercompany transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased.  We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits.  We have not experienced any losses in such account. We do not have any cash equivalents at December 31, 2007. At December 31, 2007, deposits exceeded federally insured limits by approximately $40,000.

Accounts Receivable

Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

Concentrations

Credit risk:

Financial instruments, which potentially subject us to concentrations of credit risk, consist of cash and accounts receivable. We place our cash with high quality financial institutions and, at times, balances may exceed the FDIC $100,000 insurance limit. We extend credit based on an evaluation of a customer's financial condition, generally without collateral. Exposure to losses on accounts receivable is principally dependent on each customer's financial condition. We monitor our exposure for credit losses and maintains allowances for anticipated losses, if required.

Customers:

During 2007, one customer accounted for 45% of our revenue. During 2006, two customers accounted for a total of 28% of our revenue. No other customer accounted for more than 10% of revenue during 2007 and 2006.

At December 31, 2007, four customers accounted for a total of 85% of our accounts receivable. No other customer accounted for more than 10% of our accounts receivable at December 31, 2007.

Fair Value of Financial Instruments

For certain of our financial instruments, including accounts receivable, advances receivable, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years.

Intangible and Long-Lived Assets

We follow SFAS No. 144, “Accounting for Impairment of Disposal of Long-Lived Assets”, which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used.  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Goodwill is accounted for in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". We assess the impairment of long-lived assets, including goodwill and intangibles on an annual basis or whenever events or changes in circumstances indicate that the fair value is less than its carrying value. Factors that we consider important which could trigger an impairment review include poor economic performance relative to historical or projected future operating results, significant negative industry, economic or company specific trends, changes in the manner of our use of the assets or the plans for our business, market price of our common stock, and loss of key personnel.  We have determined that there was no impairment of goodwill during 2007 or 2006.

Loss Per Share

Basic and diluted loss per common share for all periods presented is computed based on the weighted average number of common shares outstanding during the year as defined by SFAS No. 128, "Earnings Per Share". The assumed exercise of common stock equivalents was not utilized for the years ended December 31, 2007 and 2006 since the effect would be anti-dilutive. There were 7,683,760,000 and 1,955,514,286 common stock equivalents outstanding at December 31, 2007 and 2006, respectively (see Note 7).

Income Taxes

We have adopted the provisions of SFAS No. 109 "Accounting for Income Taxes"("SFAS 109") SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

In July 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Revenue Recognition

DAC generates revenue from services regarding compliance with state, federal and local accessibility codes.  Services include inspections of facilities, production of accessibility reports, consultation, expert witness services, review of policies and procedures of the client.  In all cases revenue is recognized as earned by the Company.  Though contracts may vary between a percentage of completion basis and completed project basis, as the client becomes liable to the Company for services provided, as defined in the agreement, the client is then invoiced and revenue is accordingly recognized and recorded.  The Company does not recognize or record any revenues for which it does not have a legal basis for invoicing or legally collecting.

Stock Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), “Accounting for Stock-Based Compensation”, to account for compensation costs under our stock option plans. We previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (as amended).

In adopting SFAS No. 123(R), we elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. We had no outstanding unvested awards at the adoption date. We did not grant any option awards during 2007 or 2006.

We use the fair value method for equity instruments granted to non-employees and will use the Black Scholes model for measuring the fair value of options, if issued.  The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Research and Development Expense

During the year ended December 31, 2006, we have recorded $422,465 of research and development expense related to the development of software products which had not achieved technological feasibility. No software development costs have been capitalized during 2007 or 2006.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. We do not expect the new standard to have any material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value.  SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on our financial condition or results of operations.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

In June 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF No. 07-3”). EITF No. 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF No. 07-3 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007 and will be adopted in the first quarter of fiscal 2008. We do not expect the new standard to have any material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations”, (“SFAS 141(R)”). This Statement replaces the original FASB Statement No. 141. This Statement retains a fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of this SFAS 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS 141(R) establishes principles and requirements for how the acquirer: (1) Recognizes and measurers in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. (2) Recognized and measurer the goodwill acquired in the business combination or a gain from a bargain purchase. (3) Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement apples prospectively to business combinations for which the acquisition date is on of after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date. We do not expect the new standard to have any material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. (“SFAS 160”). This Statement amends the original Accounting Review Board (ARB) NO. 51 “Consolidated Financial Statements” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and may not be applied before that date. We do not currently expect the new standard to have any material impact on our financial statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Due to Related Parties

As of December 31, 2007 and 2006, we have received an aggregate of $285,000 and $135,000, respectively, from our parent, PTS, pursuant to our 8% convertible promissory notes. The notes are convertible into our common stock, at the option of the holder, at a 30% discount to the current market price of our stock at the date of conversion. At December 31, 2007 and 2006, accrued interest on the notes was $23,497 and $1,886. On January 1, 2008 each note and related accrued interest was amended into new 8% convertible notes, each note maturing December 31, 2008 and retaining the same conversion provisions.

As of December 31, 2007 and 2006, we have received advances from PTS of $5,779 and $26,917, respectively.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

We received advances aggregating $250,000 from an officer of DAC during the six months ended June 30, 2006. On June 30, 2006 these advances were converted to notes payable bearing interest at 9% and due June 30, 2009. During 2007, we paid $20,262 of principal and $33,389 of accrued interest to this officer. As of December 31, 2007 the principal balance of this note was $229,738 and accrued interest on the note payable is $283.

As of December 31, 2006, we had received additional net advances from this officer of DAC aggregating $23,042, which were non-interest bearing and due on demand. These additional advances were repaid during 2007.

During the quarter ended September 30, 2006, we issued a demand note to Sandy Chin in the amount of $35,000. The note bore interest at the rate of 8% per year. The note was repaid in the fourth quarter of 2006.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Operating Leases

All of our operating leases are either on a month to month basis or expire during 2009.  Future minimum lease payments are as follows: 2008, $56,368 and 2009, $56,368.

Rent expense from continuing operations for the years ended December 31, 2007 and 2006 was $124,730 and $81,239, respectively.

NOTE 5 - STOCK TRANSACTIONS

We are authorized to issue a total of 2,500,000,000 shares of stock, 2,445,000,000 shares of common stock and 55,000,000 shares of preferred stock.

We have designated 10,000,000 shares of Series A preferred stock, $.00001 par value, each share having voting rights equal to 500 shares of common stock.

We have designated 5,000,000 shares of Series B convertible preferred stock, $.00001 par value, each share convertible into $1 worth of common stock at, based on the average of the lowest 3 closing prices for the 20 day period prior to conversion.

We have designated 40,000,000 shares of Series C convertible preferred stock, $.00001 par value, each share convertible into 100 shares of common stock. Each share has voting rights equal to the equivalent number of common shares on an as if converted basis.

 .

During the year ended December 31, 2007:

We issued 8,000,000 shares of preferred stock, valued at $120,000, for services.

We issued 400,000,000 shares of common stock upon the conversion of $26,167 of principal amount of a debenture.

On December 5, 2008 the Company’s Board of Directors determined that it was in the best interest of the Company to decrease the authorized capital stock 5,000,000,000 to 2,500,000,000.  On the same date, the Company filed a Certificate of Amendment to the Articles of Incorporation with the state of Nevada decrease the authorized capital stock 5,000,000,000 to 2,500,000,000 with 2,445,000,000 in common shares, par value $0.00001 and 55,000,000 in preferred shares, par value $0.00001. All references to capital stock in these notes to consolidated financial statements and the accompanying financial statements have been adjusted to reflect the reverse split for all periods presented.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6 - CONVERTIBLE DEBENTURES AND NOTES PAYABLE

During the quarter ended March 31, 2007 Disability Access Corporation, issued a convertible debenture in the amount of $150,000. The note bears interest at the rate of 8% per year and matures on June 30, 2009. The note is convertible at a 50% discount to market and due to this variability the embedded conversion option is accounted for under EITF issue No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". We have accounted for the embedded conversion option as a derivative liability. Accordingly, the embedded conversion option will be marked to market through earnings at the end of each reporting period. The conversion option is valued using the Black-Scholes valuation model. For the year ended December 31, 2007, the Company recorded an expense of $253,191, representing the initial fair value and subsequent change in the value of the embedded conversion option.

During 2007 the holder of the debenture converted $26,167 of principal into 400,000,000 shares of our common stock. As a result of the conversions, we have reclassified an aggregate of $59,045 of our derivative liability to additional paid in capital. This amount represents the fair value of the derivative liability related to the conversions on the dates of the conversions.

As of December 31, 2007 and 2006, we have received an aggregate of $285,000 and $135,000, respectively, from our parent, PTS, pursuant to our 8% convertible promissory notes. The notes are convertible into our common stock, at the option of the holder, at a 30% discount to the current market price of our stock at the date of conversion. At December 31, 2007 and 2006, accrued interest on the notes was $23,497 and $1886. On January 1, 2008 each note and related accrued interest was amended into new 8% convertible notes, each note maturing December 31, 2008 and retaining the same conversion provisions.

DAC has established a 2-year $100,000 line of credit with Tri Counties Bank.  Terms of the loan require interest at Prime +2% interest (10.25% at December 31, 2007), payable monthly, and repayment, subject to renegotiations on May 5, 2007. The current balance as of December 31, 2007 is $59,609 with minimum monthly interest-only payments.   The line of credit is personally guaranteed by Barbara Thorpe, the President of DAC. Since the line of credit may be called upon 60 days notice by the bank, the entire balance is classified as a current liability at December 31, 2007.

During December 2005, DAC issued two convertible debentures to an investor for an aggregate of $90,000. The debentures bear interest at 8% per year and matured on December 31, 2007. The debentures are convertible, at the option of the holder, into DAC common stock, at a 30% discount to the average of the lowest three closing bid prices over a twenty day period. The debentures are secured by 900,000 shares of DAC Series B preferred stock.  Since there is no trading market for DAC common stock, we have not recorded a beneficial conversion feature. On January 1, 2008, the debentures and accrued interest were combined into a new convertible debentures in the aggregate amount of $104,821. The debentures bear interest at 8%, are due on December 31, 2008 and are convertible into our common stock, at the option of the holder, at a 50% discount to the current market price of our stock at the date of conversion.

We have received advances aggregating $250,000 from an officer of DAC during the six months ended June 30, 2006. On June 30, 2006 these advances were converted to notes payable bearing interest at 9% and due June 30, 2009. At December 31, 2007 the principal balance of this note is $229,738.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Long term debt matures as follows:

Year ended December 31,
2008	$440,804
2009	355,815
$796,619

NOTE 7 – CONVERTIBLE PREFERRED STOCK AND DEBENTURES

As of December 31, 2007, the common stock equivalents of the Company exceeded the total common stock available for issuance by approximately 3,047,930,000 shares.  The Company’s Chief Executive Officer, Peter Chin, controls 8,000,000 shares of Series C Preferred Stock that are convertible into 800,000,000 common shares of the Company. PTS holds debt that is convertible into 4,407,100,000 shares of common stock of the Company. Unless and until there is enough authorized common stock available to cover all common stock equivalents, Mr. Chin and PTS will not convert any preferred shares or debt. Since Mr. Chin controls more than fifty percent (50%) of the voting rights of the Company, no derivative liability has been recorded for the excess in common stock equivalents over authorized shares.

NOTE 8 - INCOME TAXES

During the year ended December 31, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which supplements SFAS No. 109, "Accounting for Income Taxes," by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely- than-not to be sustained based solely on its technical merits no benefits of the tax position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

As of December 31, 2007 we have fully allowed for any deferred tax assets as management has determined that it is more-likely-than-not that we will no sustain the use of our net operating loss carryforwards and have established a valuation allowance for them. The valuation allowance increased by $41,000 and $147,000 during the years ended December 31, 2007 and 2006, respectively.

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Significant components of the Company's deferred income tax assets at December 31, 2007 and 2006 are as follows:

Reconciliation of the effective income tax rate to the U. S. statutory rate is as follows:

	2007	2006
Tax expense at the U.S. statutory
income tax rate	(34%)	(34%)
Increase in valuation allowance	34%	34%

Effective income tax rate	-	-

Upon adoption of FIN 48 as of January 1, 2007, the Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2007 the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances were $0. These amounts consider the guidance in FIN 48-1, "Definition of Settlement in FASB Interpretation No. 48". The Company has not accrued any additional interest or penalties as a result of the adoption of FIN 48.

The Company has not filed income tax returns in the United States federal jurisdiction and certain states in the United States. The Company is in the process of preparing and filing its US federal returns. These U. S. federal returns are considered open tax years as of the date of these consolidated financial statements. No tax returns are currently under examination by any tax authorities.

NOTE 9 – PROPERTY AND EQUIPMENT

Fixed assets and accumulated depreciation at December 31, 2007 and 2006 consists of the following:

	2007	2006
Furniture and fixtures	11,631	11,631
Equipment and machinery	214,867	192,529
Software	95,587	95,587
	322,085	299,747
Accumulated depreciation	(152,409)	(94,820)
Net book value	169,676	204,927

DISABILITY ACCESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Depreciation expense was $57,589 and $89,894 for the years ended December 31, 2007 and 2006, respectively.

During 2006, we acquired property and equipment in the amount of $17,261, pursuant to a capital lease. The depreciation on this equipment is included in the expense reported above.  Our capital lease obligation matures in 2009.

NOTE 10  –  SUBSEQUENT EVENTS

On February 12, 2008 the holder of the Disability Access Corporation debenture described in Note 6 converted $11,070 of principal into 221,405,400 shares of our common stock.

On December 5, 2008 the Company’s Board of Directors determined that it was in the best interest of the Company to decrease the authorized capital stock 5,000,000,000 to 2,500,000,000.  On the same date, the Company filed a Certificate of Amendment to the Articles of Incorporation with the state of Nevada decrease the authorized capital stock 5,000,000,000 to 2,500,000,000 with 2,445,000,000 in common shares, par value $0.00001 and 55,000,000 in preferred shares, par value $0.00001.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DISABILITY ACCESS CORPORATION

Date: February 23, 2009	By:	/s/ Peter Chin
Peter Chin Chief Executive Officer and Chief Financial Officer